UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2012

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue Pittsburgh, Pennsylvania		15219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 227-2001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 10, 2012, Koppers International B. V. (“KIBV”), a wholly owned subsidiary of Koppers Holdings Inc. (the “Company”), entered into a joint venture contract (the “Contract”) with Yizhou Group Company Limited (“Yizhou”), pursuant to which the parties have agreed to establish a limited liability equity joint venture company. The total investment in the joint venture company will be RMB 500,000,000. KIBV will have a 75% equity interest in the joint venture company.

The purpose of the joint venture company will be to construct, own and operate a state-of-the-art tar distillation facility (the “Facility”) in Pizhou City, Jiangsu Province, China. The Facility will be capable of distilling approximately 300,000 metric tons of coal tar into various products, including soft pitch. Construction of the Facility is expected to commence in late 2012, with completion targeted for the first half of 2014.

The Facility will be located near Yizhou’s coke batteries in Pizhou City, which will provide coal tar to the Facility for use as a raw material. The Facility will also be located adjacent to two other plants — a needle coke plant and a carbon black plant — that will be constructed and owned primarily by subsidiaries of Nippon Steel Chemical Co., Ltd. (“Nippon”). In addition to the Contract, Koppers Inc., a wholly owned subsidiary of the Company, entered into an arrangement that will result in the sale of soft pitch produced at the Facility to Nippon for use in the production of needle coke at Nippon’s adjacent needle coke facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2012

KOPPERS HOLDINGS INC.

By:	/s/ Steven R. Lacy
Steven R. Lacy
Senior Vice President, Administration, General Counsel and Secretary